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                                                                     Exhibit 5.1


                                October 11, 2002

Photoelectron Corporation
9 Executive Park Drive
North Billerica, MA 01862

Ladies and Gentlemen:

       This opinion is furnished to you in connection with the registration statement on Form S-8 (the "Registration Statement") being filed on the date hereof with the Securities and Exchange Commission for the registration of 300,000 shares (the "Shares") of Common Stock, $.01 par value, of Photoelectron Corporation, a Massachusetts corporation (the "Company"). We understand that the Shares will be issued and sold to certain employees or directors of the Company or other persons upon exercise of options granted pursuant to the Company's 1996 Equity Incentive Plan (as amended, the "Plan").

       We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan, upon the exercise or conversion of stock options granted thereunder, have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Goulston & Storrs, P.C.


TBB/GJG

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